Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact Mark Feuerbach Innophos 609-366-1204 investor.relations@innophos.com	Media Contact Ryan Flaim Sharon Merrill Associates 617-542-5300 iphs@investorrelations.com

INNOPHOS HOLDINGS, INC. REPORTS

FOURTH-QUARTER AND FULL-YEAR 2018 RESULTS

Delivered Top and Bottom Line Results in Line with Expectations

Double Digit Year-on-Year Revenue Growth in 2018 Driven by FHN Acquisitions and Base Business Strength due to Pricing Actions

Significant Progress Made in Advancing Strategic Value Chain Initiative and Positioning Innophos to Improve Earnings

CRANBURY, New Jersey – (February 20, 2019) – Innophos Holdings, Inc. (NASDAQ: IPHS) today announced financial results for its fourth-quarter ended December 31, 2018.

Strategic Highlights

•	Contributions from price actions continued to offset input cost increases

•	Completed Phase II operational excellence that delivered 2018 cost reductions of $5 million

•

Significant progress made in advancing strategic value chain initiative including signing of strategic supply agreements, receipt of long lead-time government permits and progress in advancing capex investments

•	Switched to the new multi-source supply structure at the end of 2018 making a major step forward in the strategic value chain transition

•	On track to realize adjusted diluted EPS improvement of 10%, or $0.25 to $0.27 per share run rate by the end of 2019 from the value chain and manufacturing optimization program

•	Received $20 million Nutrien payment and completed $23 million sale leaseback in Q4

Financial Highlights

•	Full-year 2018 performance was in line with expectations with sales up 11% to $802 million, net income up 61% to $36 million, and Adjusted EBITDA up 4% to $125 million, compared with 2017

•

Q4 Sales of $193 million were flat compared with the prior-year quarter as stabilized base business and pricing power were partially offset by the planned discontinuation of a portion of low-margin nutrition trading business

•	Q4 GAAP Net Income of $5 million, or $0.24 per share, was 143% ahead of Q4 2017 due primarily to tax reform charges in the prior year quarter

•	Q4 Adjusted EBITDA of $30 million was up 10% and adjusted EBITDA margin was up 143 basis points year-over-year

•	Q4 Adjusted Diluted EPS increased 3% year-over-year to $0.54

•	Paid down $45 million in debt in Q4 resulting in net leverage of 2.2x

•	Average working capital for the quarter and the full year was 23% of annualized sales

Management Comments

“2018 was an important year for Innophos as we executed against our Vision 2022 strategic roadmap to transform the growth profile of the Company, prepare for a sustainably lower cost structure and develop science-backed solutions that better serve our customers and enhance our position in attractive Food, Health and Nutrition end-markets,” said Kim Ann Mink, Ph.D., Chairman, President and Chief Executive Officer. “Notably, before the end of the year, we achieved a major milestone with our strategic value chain program as our Geismar facility was switched to the new supply chain structure and is now taking intermediate product from internal as well as external sources per the new supply agreements that were completed in 2018.

“Our Q4 financial performance was in line with our expectations on both the top and bottom line as we capitalized on the stability of our base business, leveraged our pricing power and reduced operating expense. On a full-year basis, we grew sales by 11%, GAAP Net Income by 61% and adjusted EBITDA by 4%. In addition, by remaining disciplined with the management of our liquidity position, we further reduced our debt position and ended the year with net leverage of 2.2x.

“We have continued to take actions to proactively manage near-term market dynamics while simultaneously advancing our key initiatives under our Strategic Pillars,” said Mink. “Our priorities this year are to continue executing against the Strategic Pillar key initiatives. These include completing the transition of the multi-faceted strategic value chain repositioning, continuing to leverage our value selling to capture price increases, and delivering wins through our SPARC new product development program to drive organic growth. Further, we remain disciplined in our evaluation of M&A opportunities that meet our financial and strategic criteria.”

Q4 2018 Results

Variance $ and Variance % in the following tables and comments may not foot due to rounding

$ Millions except EPS

Quarter 4	2018	2017	Variance $	Variance %
Sales	193	193	0	0%
Net Income	5	(11)	16	143%
Adj. Net Income	11	10	0	4%
EBITDA	23	21	2	11%
Adj. EBITDA	30	27	3	10%
Diluted EPS	0.24	(0.58)	0.82	142%
Adj. Diluted EPS	0.54	0.52	0.02	3%
Cash from Ops	43	27	15	56%
Free Cash Flow	52	17	35	204%

•

Sales were in line with the prior year as the 3% increase in the base business was offset by a decrease due to the previously communicated decision to discontinue a portion of low-margin nutrition trading business

•	GAAP Net Income of $5 million, and diluted EPS of $0.24, were up versus the prior year due to tax reform provisions taken in the prior-year period

•

The supply imbalance in Mexico’s natural gas network that was communicated in the Company’s Q3 release has continued and resulted in sizable rate increases. Supply to the Southern part of the country, where Innophos’ Coatzacoalcos facility is located, has been impacted as a result of low levels of storage and pipeline investments falling behind schedule. The impact in the quarter was $2 million, after $1 million of adjustments for non-GAAP purposes.

•	Adjusted EBITDA of $30 million was up 10% and Adjusted EBITDA margin of 15% was up 143 basis points compared with Q4 2017, which included a plant maintenance outage

•	Adjusted diluted EPS of $0.54 was up $0.02 year over year as the increase in EBITDA was largely offset by a $0.07 impact from higher tax rates

•	Free Cash Flow was $52 million, mostly driven by the receipt of the $20 million Nutrien payment and $23 million from the sale leaseback transaction completed in Q4 2018

Q4 2018 Segment Financials

Q4 Sales	2018 $ Millions	2017 $ Millions	Variance $	Variance %
FHN	113	116	(3)	-2%
IS	65	64	1	1%
Other	15	13	2	11%

Total IPHS	193	193	0	0%

Q4 Adj. EBITDA	2018 $ Millions	2017 $ Millions	2018 $ Margin	2017 $ Margin
FHN	17	22	15%	19%
IS	10	3	15%	4%
Other	3	3	22%	22%

Total IPHS	30	27	15%	14%

Note: See Adjusted EBITDA reconciliation to EBITDA in the financial tables that follow

•

FHN sales declined 2% year over year (price +5%, volume -8%) as the strength in the base portfolio was offset by the Company’s decision to discontinue a portion of low-margin nutrition trading business; adjusted EBITDA margins were sequentially similar to the past two quarters but 377 bps below 2017 due to continued increases in freight market rates and other input costs

•

IS sales were up 1% year over year (price +6%, volume -5%); adjusted EBITDA margins were up markedly versus the prior-year quarter due to the improved selling prices in 2018 and maintenance outage expense in Q4 2017

•	Other sales were up 11% (price +22%, volume -11%) due primarily to higher co-product prices; adjusted EBITDA margins were 22%, up 90 bps from prior year

Year-to-Date Results

Variance $ and Variance % in the following tables and comments may not foot due to rounding

$ Millions except EPS

YTD Q4	2018	2017	Variance $	Variance %
Sales	802	722	80	11%
Net Income	36	22	14	61%
Adj. Net Income	45	49	(4)	(7)%
EBITDA	102	104	(2)	(2)%
Adj. EBITDA	125	120	5	4%
Diluted EPS	1.82	1.13	0.69	60%
Adj. Diluted EPS	2.28	2.46	(0.18)	(7)%
Cash from Ops	74	74	0	(1)%
Free Cash Flow	40	39	1	1%

•	Sales improved 11% reflecting the benefit of acquisitions and proactive pricing programs

•	GAAP Net Income of $36 million was up $14 million due primarily to tax reform charges in the prior year

•	Adjusted EBITDA grew 4% due to contributions from acquisitions as well as base business price increases which offset input cost increases

•	Average working capital was 23% of annualized sales

YTD Quarter 4 Segment Financials

YTD Q4 Segment Sales	2018 $ Millions	2017 $ Millions	Variance $	Variance %
FHN	480	397	83	21%
IS	261	263	(2)	(1)%
Other	61	62	(1)	(2)%

Total IPHS	802	722	80	11%

YTD Q4 Segment Adj. EBITDA	2018 $ Millions	2017 $ Millions	2018 $ Margin	2017 $ Margin
FHN	73	75	15%	19%
IS	44	37	17%	14%
Other	8	8	13%	13%

Total IPHS	125	120	16%	17%

Note: See Adjusted EBITDA reconciliation to EBITDA in the financial tables that follow

•

FHN represented 60% of total Company sales and was up 21% year over year (price +3%, volume +18%) due to the contribution from acquisitions and strength of the base portfolio; adjusted EBITDA margins were 362 bps below 2017 due to the dilutive effects from lower-margin acquisitions, isolated operational issues in Q3 and higher freight costs

•	IS sales were down 1% with selling price increases nearly offsetting volume decreases (price +5%, volume -5%); adjusted EBITDA margins were up 270 bps due to effective price increases

•	Other sales were down 2% (price +10%, volume -11%) due primarily to lower level of co-product sales. Other adjusted EBITDA margins were 13%

Full Year 2019 Outlook

Overall market conditions and the competitive landscape in 2019 are expected to be similar to 2018.

Revenues are expected to be largely in line with 2018 revenue of $802 million and approximately equally split between H1 and H2. The underlying base business is expected to remain stable.

•	Positive year-over-year contributors to 2019 revenue are:

○	Selling price increases with a particular focus on Food, Health and Nutrition,

○	New product development wins, and

○	New business gains.

•	These gains are expected to be offset by:

○	The discontinuation of lower-margin FHN nutrition trading business in 2018,

○	Lower co-product sales in the Other segment due to efficiency improvements delivered from the strategic value chain initiative, and

○	Indirect tariffs pressure from competition redirecting mostly technical grade product to international markets. The Company anticipates limited direct impact on its North American sales.

Adjusted EBITDA is expected to grow 1-3% in 2019 from $125 million in 2018, with phasing in the range of 42-45% in H1 and 55-58% in H2.

•	Positive year-over-year contributions to 2019 earnings are expected from:

○	Selling price increases,

○	Margin contribution from business gains and new product development, and

○	The strategic value chain program, which is on track to realize adjusted diluted EPS improvement of 10%, or $0.25 to $0.27 per share run rate by the end of 2019.

•	These gains are expected to be partly offset by:

○	Input cost increases for raw materials and freight, and

○	Higher costs related to the Mexico energy supply shortages that are expected through H1 2019. The anticipated non-recurring portion is expected to be adjusted for non-GAAP purposes.

From a GAAP and cash perspective, the expectation is that costs will be higher during H1. The anticipated non-recurring portion is expected to be adjusted for non-GAAP reporting purposes such as value chain transition expense and Mexico natural gas supply adjustment charges.

Capital investments are expected to be in line with 2018 to finalize the value chain and manufacturing optimization program that commenced in 2018. Average working capital is estimated to remain in line with 2018.

The Company expects its effective tax rate to operate in the 28-32% range.

Conference Call

Innophos will host its fourth-quarter 2018 conference call today February 20, 2019 at 9:00 am ET to discuss its earnings results. Those who wish to listen to the conference call webcast should visit the “Investors” section of the Company’s website at www.innophos.com. The live call also can be accessed by dialing (877) 604-1612 (U.S.) or (201) 389-0883 (international). No passcode is required. Please dial in approximately 15 minutes ahead of the start time to ensure timely entry to the call. The Q4 2018 earnings call presentation will be made available on the Company’s website the morning of the call. If you are unable to listen to the live call, the webcast will be archived on the Company’s website. In addition, a replay of the call will be available between February 20 and March 6, 2019. The replay is accessible by dialing (877) 660-6853 (U.S.) or (201) 612-7415 (international) and entering the Conference ID number 13686718.

Additional information on Innophos’ fourth quarter 2018 results can also be found on the Company’s website.

About the Company

Innophos is a leading international producer of specialty ingredient solutions that deliver far-reaching, versatile benefits for the food, health, nutrition and industrial markets. We leverage our expertise in the science and technology of blending and formulating phosphate, mineral, enzyme and botanical based ingredients to help our customers offer products that are tasty, healthy, nutritious and economical. Headquartered in Cranbury, New Jersey, Innophos has manufacturing operations across the United States, in Canada, Mexico and China. For more information, please visit www.innophos.com. ‘IPHS-G’

SOURCE Innophos Holdings, Inc.

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Financial Tables Follow

Safe Harbor for Forward-Looking and Cautionary Statements

This press release contains or may contain forward-looking statements within the meaning of Section 27a of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends these forward-looking statements to be covered by the safe harbor provisions for such statements. Statements made in this press release that relate to our future performance or future financial results or other future events (which may be identified by such terms as “expect”, “estimate”, “anticipate”, “assume”, “believe”, “plan”, “intend’, “may”, “will”, “should”, “outlook”, “guidance”, “target”, “opportunity”, “potential” or similar terms and variations or the negative thereof) are forward-looking statements, including the Company’s expectations regarding the business environment and the Company’s overall guidance regarding future performance and growth. These statements are based on our current beliefs and expectations and are subject to significant risks and uncertainties. Actual results may materially differ from the expectations expressed in or implied by these forward-looking statements. Factors that could cause the Company’s actual results to differ materially include, but are not limited to: (1) global macroeconomic conditions and trends; (2) the behavior of financial markets, including fluctuations in foreign currencies, interest rates and turmoil in capital markets; (3) changes in regulatory controls regarding tariffs, duties, taxes and income tax rates; (4) the Company’s ability to implement and refine its Vision 2022 strategic roadmap; (5) the Company’s ability to successfully identify and complete acquisitions in line with its Vision 2022 strategic roadmap and effectively operate and integrate acquired businesses to realize the anticipated benefits of those acquisitions; (6) the Company’s ability to realize expected cost savings and efficiencies from its performance improvement and other optimization initiatives; (7) the Company’s ability to effectively compete in its markets, and to successfully develop new and competitive products that appeal to its customers; (8) changes in consumer preferences and demand for the Company’s products or a decline in consumer confidence and spending; (9) the Company’s ability to benefit from its investments in assets and human capital and the ability to complete projects successfully and on budget; (10) economic, regulatory and political risks associated with the Company’s international operations, most notably Mexico and China; (11) volatility and increases in the price of raw materials, energy and transportation, and fluctuations in the quality and availability of raw materials and process aids; (12) the impact of a disruption in the Company’s supply chain or its relationship with its suppliers; (13) the Company’s ability to comply with, and the costs associated with compliance with, U.S. and foreign environmental protection laws and (14) the Company’s ability to meet quality and regulatory standards in the various jurisdictions in which it has operations or conducts business. We caution you to consider the important risks and other factors as set forth in the forward-looking statements section and in Item 1A Risk Factors in our most recent Annual Report on Form 10-K, as amended by subsequent reports on Forms 10-Q and 8-K. We do not undertake to update the forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

Summary Profit & Loss Statement

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statement of Operations (Unaudited)
(Dollars in thousands, except per share amounts or share amounts)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Net Sales	$192,744	$193,100	$801,842	$722,024
Cost of goods sold	163,192	160,659	658,451	572,995

Gross profit	29,552	32,441	143,391	149,029

Operating expenses:
Selling, general and administrative	16,553	22,190	81,101	82,301
Research & development expenses	1,087	1,020	5,076	3,733

Total operating expenses	17,640	23,210	86,177	86,034

Operating income	11,912	9,231	57,214	62,995
Interest expense, net	3,993	2,572	13,523	7,008
Foreign exchange loss (gain)	119	(543)	528	(578)
Other income	(26)	(30)	(69)	(72)

Income before income taxes	7,826	7,232	43,232	56,637
(Benefit) provision for income taxes	3,006	18,515	7,161	34,192

Net income	$4,820	$(11,283)	$36,071	$22,445

Diluted Earnings Per Participating Share	$0.24	$(0.58)	$1.82	$1.13
Diluted weighted average participating shares outstanding	19,671,101	19,530,339	19,760,259	19,733,410
Dividends paid per share of common stock	$0.48	$0.48	$1.92	$1.92
Dividends declared per share of common stock	$0.48	$0.48	$1.92	$1.92

Adjusted Net Income Reconciliation to Net Income

(Dollars in thousands, except EPS)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Net Income	$4,820	$(11,283)	$36,071	$22,445
Pre-tax Adjustments
Foreign exchange loss (gain)	119	(543)	528	(578)
Severance/Restructuring expense	(51)	358	2,530	2,982
Inventory fair value adjustment	0	2,905	0	4,300
M&A related costs	1,212	2,325	2,194	5,279
Mexico natural gas supply imbalance charges	970	0	2,827	0
Value chain transition	3,002	0	9,880	0
Other	40	0	40	0
D&A—mining concession & value chain	2,194	0	2,194	0

Total Pre-Tax Adjustments	7,486	5,045	20,193	11,983
Income tax effects on Adjustments	2,383	857	5,831	3,097
Tax reform and foreign exchange adjustments	660	17,286	(5,322)	17,286

Adjusted Net Income	$10,583	$10,191	$45,111	$48,617

Adjusted Diluted Earnings Per Participating Share	$0.54	$0.52	$2.28	$2.46

Adjusted EBITDA Reconciliation to Net Income

(Dollars in thousands)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Net Income	$4,820	($11,283)	$36,071	$22,445
Interest expense, net	3,993	2,572	13,523	7,008
Provision for income taxes	3,006	18,515	7,161	34,192
Depreciation & amortization	11,614	11,395	44,931	40,404

EBITDA	23,433	21,199	101,686	104,049
Adjustments
Non-cash stock compensation	1,044	827	5,187	3,823
Foreign exchange loss (gain)	119	(543)	528	(578)
Severance/Restructuring expense	(51)	358	2,530	2,982
Inventory fair value adjustment	0	2,905	0	4,300
M&A related costs	1,212	2,325	2,194	5,279
Mexico natural gas supply imbalance charges	970	0	2,827	0
Value chain transition	3,002	0	9,880	0
Other	40	0	40	0

Adjusted EBITDA	$29,769	$27,071	$124,872	$119,855

Percent of Sales	15.4%	14.0%	15.6%	16.6%

Segment Adjusted EBITDA Reconciliation to EBITDA

(Dollars in thousands)	Three Months Ended December 31, 2018				Three Months Ended December 31, 2017
	FHN	IS	Other	Total	FHN	IS	Other	Total
EBITDA	$13,297	$7,351	$2,783	$23,431	$18,058	$2,167	$973	$21,198
Non-cash stock compensation	591	414	40	1,045	468	327	31	826
Foreign exchange loss (gain)	(38)	—	157	119	(76)	—	(467)	(543)
Severance/Restructuring exp(inc)	(2)	(43)	(7)	(52)	209	132	17	358
Inventory fair value adjustment	—	—	—	—	2,905	—	—	2,905
M&A related costs	1,212	—	—	1,212	—	—	2,325	2,325
Mexico natural gas supply adj.	216	455	299	970	—	—	—	—
Value chain transition	1,493	1,442	66	3,001	—	—	—	—
Other	22	15	3	40	—	—	—	—

Adjusted EBITDA	$16,792	$9,634	$3,341	$29,767	$21,564	$2,626	$2,879	$27,069

	Twelve Months Ended December 31, 2018				Twelve Months Ended December 31, 2017
	FHN	IS	Other	Total	FHN	IS	Other	Total
EBITDA	$61,791	$34,124	$5,771	$101,686	$67,156	$33,833	$3,060	$104,049
Non-cash stock compensation	2,936	2,054	197	5,187	2,164	1,514	145	3,823
Foreign exchange loss (gain)	38	—	490	528	(176)	—	(402)	(578)
Severance/Restructuring exp(inc)	1,526	879	125	2,530	1,504	1,435	43	2,982
Inventory fair value adjustment	—	—	—	—	4,300	—	—	4,300
M&A related costs	2,180	—	14	2,194	—	—	5,279	5,279
Mexico natural gas supply adj.	630	1,326	871	2,827	—	—	—	—
Value chain transition	4,068	5,127	685	9,880	—	—	—	—
Other	22	15	3	40	—	—	—	—

Adjusted EBITDA	$73,191	$43,525	$8,156	$124,872	$74,948	$36,782	$8,125	$119,855

Segment Reporting

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Segment Net Sales
Food, Health and Nutrition	$113,008	$115,740	$480,166	$397,298
Industrial Specialties	64,838	63,982	260,605	262,704
Other	14,899	13,378	61,071	62,022

Total	$192,745	$193,100	$801,842	$722,024

Net Sales % change
Food, Health and Nutrition	(2.4)%		20.9%
Industrial Specialties	1.3%		(0.8)%
Other	11.4%		(1.5)%

Total	(0.2)%		11.1%

Segment EBITDA
Food, Health and Nutrition	$13,297	$18,058	$61,791	$67,156
Industrial Specialties	7,351	2,167	34,124	33,833
Other	2,783	973	5,771	3,060

Total	$23,431	$21,198	$101,686	$104,049

Segment EBITDA % of net sales
Food, Health and Nutrition	11.8%	15.6%	12.9%	16.9%
Industrial Specialties	11.3%	3.4%	13.1%	12.9%
Other	18.7%	7.3%	9.4%	4.9%

Total	12.2%	11.0%	12.7%	14.4%

Depreciation and amortization expense
Food, Health and Nutrition	$7,018	$7,328	$28,695	$24,212
Industrial Specialties	4,090	3,517	14,347	13,863
Other	506	550	1,889	2,329

Total	$11,614	$11,395	$44,931	$40,404

Price / Volume

The Company calculates pure selling price dollar variances as the selling price for the current year to date period minus the selling price for the prior year to date period, and then multiplies the resulting selling price difference by the prior year to date period volume. The current quarter selling price dollar variance is derived from the current quarter year to date selling price dollar variance less the previous quarter year to date selling price dollar variance. The selling price dollar variance is then divided by the prior period sales dollars to calculate the percentage change. Volume/mix variance is calculated as the total sales variance minus the selling price variance. The following table illustrates the percentage changes in net sales by reportable segments compared with the same period of the prior year, including the effect of selling price and volume/mix changes upon revenue:

	Three Months Ended December 31, 2018			Twelve Months Ended December 31, 2018
Reportable Segments	Price	Vol/Mix	Total	Price	Vol/Mix	Total
Food, Health and Nutrition	5.4%	(7.8)%	(2.4)%	2.6%	18.3%	20.9%
Industrial Specialties	6.5%	(5.2)%	1.3%	4.6%	(5.4)%	(0.8)%
Other	22.0%	(10.6)%	11.4%	9.6%	(11.1)%	(1.5)%

Total	6.9%	(7.1)%	(0.2)%	3.9%	7.2%	11.1%

Summary Cash Flow Statement

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Statement of Cash Flows (Unaudited)

(Dollars in thousands)

	Twelve Months Ended December 31,
	2018	2017
Cash flows provided from (used for) operating activities
Net income	$36,071	$22,445
Adjustments to reconcile net income to net cash provided from (used for) operating activities:
Depreciation and amortization	44,931	40,404
Amortization of deferred financing charges	430	429
Deferred income tax (benefit) provision	10,352	10,411
Gain on sale of building	—	(153)
Share-based compensation	5,187	3,823
Changes in assets and liabilities:
Proceeds from vendor contract termination	21,250	—
(Increase) decrease in accounts receivable	(1,744)	(11,020)
(Increase) decrease in inventories	(34,518)	5,749
(Increase) decrease in other current assets	1,273	1,426
Increase (decrease) in accounts payable	9,471	(3,497)
Increase (decrease) in other current liabilities	(3,411)	(5,751)
Changes in other long-term assets and liabilities	(15,680)	9,723

Net cash provided from (used for) operating activities	73,612	73,989

Cash flows provided by (used for) investing activities:
Capital expenditures	(56,745)	(34,859)
Proceeds from sale leaseback	22,775	—
Proceeds from sale of building	—	1,028
Acquisition of businesses, net of cash acquired	—	(150,999)

Net cash provided by (used for) investing activities	(33,970)	(184,830)

Cash flows provided by (used for) financing activities:
Proceeds from exercise of stock options	—	205
Long-term debt borrowings	86,000	204,000
Long-term debt repayments	(96,000)	(79,000)
Restricted stock forfeitures	(616)	(1,195)
Dividends paid	(37,611)	(37,468)

Net cash provided by (used for) financing activities	(48,227)	86,542

Effect of foreign exchange rate changes on cash and cash equivalents	—	(406)

Net change in cash	(8,585)	(24,705)
Cash and cash equivalents at beginning of period	28,782	53,487

Cash and cash equivalents at end of period	$20,197	$28,782

Cash From Operations Reconciliation to EBITDA

(Dollars in thousands)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
EBITDA	$23,433	$21,199	$101,686	$104,049
Operating Working Capital	13,459	16,821	(12,016)	(2,974)
Taxes paid	(1,766)	(866)	(18,356)	(14,890)
Interest paid	(3,972)	(2,462)	(14,370)	(6,753)
All other including non-cash stock compensation and changes in other long-term assets and liabilities	11,591	(7,360)	16,668	(5,443)

Net cash provided from operation	$42,745	$27,332	$73,612	$73,989

Cash From Operations Reconciliation to Adjusted EBITDA

(Dollars in thousands)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Adjusted EBITDA	$29,769	$27,071	$124,872	$119,855
Operating Working Capital	8,167	11,776	(30,015)	(14,957)
Taxes paid	(1,766)	(866)	(18,356)	(14,890)
Interest paid	(3,972)	(2,462)	(14,370)	(6,753)
All other including non-cash stock compensation and changes in other long-term assets and liabilities	10,547	(8,187)	11,481	(9,266)

Net cash provided from operation	$42,745	$27,332	$73,612	$73,989

Free Cash Flow Reconciliation to Cash From Operations

(Dollars in thousands)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Cash from Operations	$42,745	$27,332	$73,612	$73,989
Capital Expenditures	(13,442)	(10,209)	(56,745)	(34,859)
Proceeds from sale leaseback	22,775	0	22,775	0

Free Cash Flow	$52,078	$17,123	$39,642	$39,130

Summary Balance Sheets

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)

	December 31, 2018	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$20,197	$28,782
Accounts receivable, net	102,564	100,820
Inventories	180,203	145,685
Other current assets	23,654	24,969

Total current assets	326,618	300,256
Property, plant and equipment, net	240,235	219,297
Goodwill	152,767	152,700
Intangibles and other assets, net	95,094	112,916

Total assets	$814,714	$785,169

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of capital leases	$0	$4
Accounts payable, trade and other	80,007	70,445
Other current liabilities	49,993	43,084

Total current liabilities	130,000	113,533
Long-term debt	300,000	310,005
Other long-term liabilities	49,199	28,072
Total stockholders’ equity	335,515	333,559

Total liabilities and stockholders’ equity	$814,714	$785,169

Additional Information

Net debt is a supplemental financial measure that is not required by, or presented in accordance with, US GAAP. The Company believes net debt is helpful in analyzing leverage and as a performance measure for purposes of presentation in this release. The Company defines net debt as total long-term debt (including any current portion) less cash and cash equivalents.

Free cash flow is a supplemental financial measure that is not required by, or presented in accordance with, US GAAP. The Company believes free cash flow is helpful in analyzing the cash flow generating capability of the business and as a performance measure for purposes of presentation in this release. The Company defines free cash flow as net cash provided from operating activities plus cash used for capital expenditures plus cash received from sale leaseback transactions.

EBITDA, adjusted EBITDA, adjusted net income and adjusted diluted EPS are supplemental financial measures that are not required by, or presented in accordance with, US GAAP. The Company believes EBITDA and adjusted EBITDA are helpful in analyzing the cash flow generating capability of the business and as performance measures for purposes of presentation in this release.

Net Working Capital is a supplemental financial measure that is not required by, or presented in accordance with, US GAAP. The Company believes net working capital is helpful in analyzing the effects on the cash flow generating capability of the business and as a performance measure for purposes of presentation in this release. The Company defines net working capital as total current assets less cash and cash equivalents less total current liabilities plus current portion of capital leases.

Operating Working Capital is a supplemental financial measure that is not required by, or presented in accordance with, US GAAP. The Company believes operating working capital is helpful in analyzing the effects on the cash flow generating capability of the business and as a performance measure for purposes of presentation in this release. The Company defines operating working capital as net working capital less taxes less interest.

Innophos is not able to provide a reconciliation of its expectation for adjusted earnings to 2019 GAAP net income given the dynamic nature of the strategic value chain repositioning program expenses and potential Mexico energy charges that may be incurred. In addition, Innophos is not able to provide a reconciliation of its 2022 expectation for adjusted EBITDA margin to GAAP net income due to the number of variables in the projected EBITDA margin for 2022. As a result we are currently unable to quantify accurately certain amounts that would be required to be included in GAAP net income for 2019 or 2022 or the individual adjustments for such reconciliation. In addition, we believe such reconciliation would imply a degree of precision that would be confusing or misleading to investors.